AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment dated as of May 4, 2005 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated as of July 25, 2000 by and between ANADIGICS, Inc., a Delaware corporation (the “Corporation”), and Thomas Shields (the “Executive”), is made and entered into by and between the Corporation and the Executive. Unless otherwise defined herein, capitalized terms have the same meanings as in the Agreement.

WHEREAS, the Corporation may from time to time consider transactions that could result in a Change in Control of the Corporation;

WHEREAS, the Board of Directors of the Corporation has determined that it is advisable and in the best interest of the Corporation to amend the Agreement to provide for the payment of certain compensation to the Executive in the event of the termination of his employment;

WHEREAS, the Corporation and the Executive desire to amend the Agreement to reflect the intention of the Board of Directors as set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the Corporation and the Executive agree that the Agreement is hereby amended as follows:

1.          Section 3 of the Agreement is amended by deleting such section in its entirety and replacing it with the following:

“In the event you are terminated at any time by the Corporation without “Cause” (as defined below) or in the event of a “Change in Control” (as defined in Annex A hereto) which results in either the involuntary termination without Cause of your employment with the Corporation or your voluntary resignation from the Corporation due to a reduction in responsibilities and duties associated with your position, or reduction in compensation (base salary, plus bonus at target) without your prior express written consent, the Corporation agrees that following such termination without Cause or such termination following a Change in Control you shall receive (a) an amount equal to (1) the highest annualized rate of your base salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, plus (2) your bonus at a target of 110% of the highest annualized rate of your base salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, plus (3) in the event of a termination of employment following a Change in Control, 15.5% of any Change in Control Amount (as defined below) received, or to which the Corporation or its shareholders become legally entitled to receive, all such payments to be paid within thirty (30) days from the date of termination of your employment under this Agreement or, to the extent any portion of the Change in Control Amount to which you are entitled has not been received by the Corporation or its shareholders or to which the Corporation or its shareholders have not become legally entitled to receive at such time, within thirty (30) days of the Corporation’s or its shareholders’ actual receipt of any such amount; (b) payment of the annual bonus (at 100% of target prorated for the number of complete months worked in the year), to be paid within thirty (30) days from the date of termination of your employment under this Agreement; (c) continuation of all current medical and dental insurance benefits until the first to occur of one year from the date of termination of employment under this Agreement or the commencement of employment at another employer offering similar benefits; (d) executive outplacement services for up to six months; and (e) immediate vesting of all stock options previously or hereafter issued under the Corporation’s 1997 Long-Term Incentive and Share Award Plan for Employees and the 1995 Long-Term Incentive and Share Award Plan for Officers, as the same may be amended from time to time, to the extent such stock options have not vested as of such date, which options shall continue to be exercisable, with respect to options granted prior to October 31, 1998 for 90 days, and for options granted subsequent to October 31, 1998, for twelve (12) months following the date of involuntary or voluntary termination of employment under this Agreement as described above, but not beyond the original term of the option. For purposes of this Section 3:

“Aggregate Proceeds” shall mean (x) the aggregate proceeds actually received by the Corporation or its shareholders within twelve months of the date of a Change in Control and (y) to the extent not yet actually received by the Corporation or its shareholders pursuant to clause (x) hereof, such definitive amounts as the Corporation or its shareholders are legally entitled to receive pursuant to a written agreement; provided, that the closing of the transaction to which such written agreement(s) relates occurs within twelve months of the date of a Change in Control; and

“Change in Control Amount” shall mean (x) the lesser of (A) 4% of the Aggregate Proceeds, from a single or multiple transactions, in connection with any Change in Control or any sale, assignment, transfer or other disposition, not in the ordinary course, of the stock, assets or business of the Corporation or (B) $4,655,469, minus (y) $3,293,250; and

“Cause” shall mean (w) unauthorized use or disclosure of confidential information of the Corporation in violation of Section 4(c) hereof; (x) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States of America or any state thereof; (y) embezzlement or misappropriation of the assets of the Corporation; or (z) misconduct or gross negligence in the performance of duties assigned to the executive employee under this Agreement.

In determining the value of the non-cash total proceeds actually received by the Corporation or its shareholders pursuant to this Section 3, (x) securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued at 100% of the average closing price or last sale price, as applicable, on the 10 trading days prior to, but excluding the date of the Change in Control and (y) securities, assets or property (other than cash and securities valued in accordance with clause (x) hereof) will be valued in good faith by the Board of Directors of the Corporation.”

2.          This Amendment supplements and modifies the Agreement, and all of the terms, conditions and agreements therein contained are, to the extent not explicitly modified herein, hereby reaffirmed and agreed to and shall remain in full force and effect except as herein modified.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set his hand, each as of the day and year first written above.

ANADIGICS, INC.
By: /s/ Bami Bastani Name: Bami Bastani Title: President and Chief Executive Officer EXECUTIVE:
By: /s/ Thomas Shields Name: Thomas Shields Title: Senior Vice President and Chief Financial Officer